Exhibit 99.4
RIGHT OF FIRST REFUSAL AGREEMENT
The following is a summary of the terms of the ROFR Agreement, which is included as an exhibit to this Form 8-K.
Right of First Refusal on NEP OpCo ROFR Assets
Under the ROFR Agreement, NEP and NEP OpCo will grant NEER and its subsidiaries a right of first refusal on any proposed sale of any of the NEP OpCo ROFR Assets indefinitely. “NEP OpCo ROFR Assets” means all assets currently owned or later acquired by NEP OpCo or its subsidiaries.
This right of first refusal will not apply to a merger of NEP OpCo with or into, or sale of substantially all of NEP OpCo’s assets to, an unaffiliated third party, any sale of any NEP OpCo ROFR Asset following which NEP OpCo continues to hold directly or indirectly 100% of the ownership interests in and maintains control over such NEP OpCo ROFR Asset. In addition, NEER’s right of first refusal on any NEP OpCo ROFR Asset will not limit, delay or hinder any right of first offer or right of first refusal on such NEP OpCo ROFR Asset that has been granted by NEP OpCo or any of its affiliates to a third party as of the date of the ROFR Agreement (including pursuant to the terms of any power purchase agreement). To the extent that there is any conflict between the terms of NEER’s right of first refusal and the terms of any pre-existing right of first offer or right of first refusal on the same NEP OpCo ROFR Asset, the latter prevails.
Pursuant to the terms of the ROFR Agreement, prior to engaging in any negotiation regarding any sale of a NEP OpCo ROFR Asset, NEP OpCo must first negotiate for thirty days with NEER to attempt to reach an agreement on a sale of such asset to NEER or any of its subsidiaries. If an agreement is not reached within the initial 30-day period, NEP OpCo will be able for a 30-day period to negotiate with any third party for the sale of such NEP OpCo ROFR Asset, but prior to accepting any third party offer, NEP OpCo will be required to restart negotiations with NEER for the next thirty days and will not be permitted to sell the applicable NEP OpCo ROFR Asset to the third party making the offer if NEER agrees to terms substantially consistent with those proposed by such third party. If, by the end of the 30-day period, NEER and NEP OpCo have not reached an agreement, NEP OpCo will have the right to sell such NEP OpCo ROFR Asset to such third party within 30 days.
Amendment and Termination
The ROFR Agreement can be amended by written agreement of all parties to the agreement. However, NEP may not agree to any amendment or modification that would, in the determination of the Board, be adverse in any material respect to the holders of NEP’s Common Units without the prior approval of NEP’s conflicts committee. NEER may terminate the ROFR Agreement in the event of: (i) the withdrawal of NEP’s general partner in accordance with the Partnership Agreement; (ii) the removal of NEP’s general partner in circumstances where the Units (including Special Voting Units) held by NEP’s general partner and its affiliates did not vote in favor of such removal; (iii) NEE’s ceasing to control, directly or indirectly, NextEra Energy Partners GP, Inc. or any other person or entity that is NEP’s general partner; or (iv) NEE’s failure to own, directly or indirectly, at least (A) 50.1% of the voting interests of NEER, (B) at least 33.33% of the economic interests of NEER or (C) more of the economic interests in NEER than any other person or entity. In addition, NEP OpCo and NEER will each be permitted to terminate the ROFR Agreement upon ninety days’ prior written notice if the other party materially breaches or defaults in the performance of its obligations under the ROFR Agreement or under any transaction agreement entered into in connection with the NEP OpCo ROFR Assets, and the breach or default continues for a period of ninety days after written notice is given specifying the breach or default and requiring it to be remedied.
Confidentiality
NEER and its affiliates (other than NEP and its subsidiaries) and its and their officers, directors and employees are required to keep confidential and not make any public announcement or disclose to any person any terms of any other documents, materials, data or other information with respect to any NEP OpCo ROFR Asset which is not generally known to the public, subject to certain exceptions.

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